Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA ANNOUNCES 28% DIVIDEND INCREASE

Lake Forest, IL May 15, 2013 – Packaging Corporation of America (NYSE: PKG) announced today that it intends to increase the quarterly cash dividend on its company stock to an annual payout of $1.60 per share from $1.25 per share, a 28% increase. The first quarterly dividend of $0.40 per share will be paid on July 15, 2013 to shareholders of record as of June 14, 2013. Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of PCA’s Board of Directors.

Commenting on today’s announcement, Mark W. Kowlzan, Chief Executive Officer of PCA, said “Today’s announcement of a common stock dividend increase reflects the overall operating and financial strength of the company and our continuing commitment to return value to our shareholders.”

This announcement replaces our previous release which declared our dividend payment to shareholders of record as of June 14, 2013 prior to this increase.

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.8 billion in 2012. PCA operates four paper mills and 71 corrugated products plants in 26 states across the country.

Contact: Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA Web Site:     www.packagingcorp.com